EXHIBIT 99.1

MAGNUS INTERNATIONAL RESOURCES, INC. UPDATES ON ITS HUIDONG
PROPERTY

Las Vegas, Nevada – June 2, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide the following corporate update in relation to its property at Huidong in Sichuan Province, China.

HUIDONG PROPERTY

Huidong is a gold-copper prospect in Sichuan Province approximately 10 kilometers northwest of, and on trend with, Southwestern Resources’ Boka gold project in Yunnan Province.

Based on recent drilling results at Boka as well as other evidence, Southwestern geologists believe that Boka “has the potential to host a very large, world-class gold deposit or group of deposits”. To date, no resource or reserve estimates have been issued by Southwestern on its Boka property. However, an inferred resource estimate is expected to be issued by Southwestern soon.

Magnus and Team 209 have an agreement to jointly explore an area of 83.29 square km at Huidong with the near-term possibility of increasing the joint venture area through the acquisition of exploration rights to three adjoining properties.

The following update is primarily in relation to our ongoing comprehensive geochemical survey, on which preliminary results were previously reported in March and April 2005.

For a full version of the geochemistry report, with diagrams, please refer to the front page of the Magnus website, at www.magnusresources.com, click on “Huidong Geochemistry Program Update” then click on “Click here for the full June 1 Huidong geochemistry report with diagrams”.

HUIDONG GEOCHEMISTRY PROGRAM PROGRESS TO DATE - by Dr. Paul Taufen

Magnus, in conjunction with Joint Venture partner Team 209, has launched a comprehensive exploration program at Huidong.  The program is modeled after the Team 209 success at the nearby Boka gold project.  The goal of the exploration program is to define the extent of gold anomalies in the Huidong area through soil and rock sampling, trenching, tunneling and geological mapping.

Magnus has been exploring its Huidong exploration concession, a land tract of 83.29 square km located approximately 10 km north and west of the Boka Gold system along trends of the same geological host rocks and fault zones considered important at Boka.

Magnus initiated an aggressive soil geochemistry sampling program in November, 2004 to rapidly assess the Huidong concession.  Over 10,000 soil samples were collected in the comprehensive and accelerated program in separate regional and infill sampling programs. Analysis of gold in soil has been conducted on the most promising areas. To date, a total of 5,362 soil samples have been run for gold, and approximately 2,700 samples have been analyzed for a large suite of 36 elements.

A report on the exploration soil geochemistry at the Huidong concession completed in April identified several areas of elevated Gold in soil and pointed out that these areas are coincident with elevated Copper in soil.  Based on the results from the regional soil geochemistry program which commenced in November 2004, priority target areas were identified for follow-up exploration, and laboratory analysis of previously collected “high density” soils collected at 250 meter x 50 meter sample spacing has been underway.  From this analysis, prioritized target areas have been identified.

Exploration follow-up investigation in the first priority target area, located in the Northwest corner of the Huidong concession, has proceeded since April and results from this additional investigation have revealed terrain that is highly prospective for Gold.  Analysis of infill “high density” soils has shown that there are coherent areas within the target of very high Gold in soils.  Field investigation has also identified locations of over fifty separate primitive tunnels in this first target area that have been hand dug to recover Gold from the area of high Gold in soils.  This area is being called Dingjiaping, based on the name of a local village in the area.

Landscape at Dingjiaping is rugged, but access is available through maintained roads which pass within approximately one kilometer of the tunnels and anomalous Gold in soils.   Infill soil sample analysis at Dinjiaping has confirmed the high Gold-in-soil features identified by previous low-density geochemical surveys.  Fifty four hand-dug tunnels from historical small artisan mining operations have been located at Dingjiaping.  These small tunnels have been completed by local artisan miners and are not currently active but indicate areas where gold grades in rock have been of sufficient interest to warrant digging tunnels by hand.

Gold soil anomalies at Dingjiaping are in the process of being investigated further with a program of trenching and trench sampling using rock saws and a rigorous sampling protocol.  Eight trench locations from Dingjiaping have been selected to date based on follow up mapping and rock sampling.  Additional trench locations in the Dingjiaping area are in the process of being selected.

In the near-term, follow-up infill soil sampling, mapping and rock chip sampling are also planned for the second and third priority target areas.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China.  Under a joint venture agreement with Yunnan Province Nuclear Industry Brigade 209 ("Team 209"), Magnus retains a 90% interest in the Huidong property through its joint venture company, Long Teng Mining Ltd.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS THIS NEWS RELEASE MAY INCLUDE "FORWARD-LOOKING STATEMENTS" REGARDING MAGNUS INTERNATIONAL RESOURCES, INC., AND ITS SUBSIDIARIES, BUSINESS AND PROJECT PLANS. SUCH FORWARD LOOKING STATEMENTS ARE WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND ARE INTENDED TO BE COVERED BY THE SAFE HARBOR CREATED BY SUCH SECTIONS. WHERE MAGNUS EXPRESSES OR IMPLIES AN EXPECTATION OR BELIEF AS TO FUTURE EVENTS OR RESULTS, SUCH EXPECTATION OR BELIEF IS BELIEVED TO HAVE A REASONABLE BASIS. HOWEVER, FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED, PROJECTED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS INCLUDE, BUT ARE NOT LIMITED TO PRICE VOLATILITY OF GOLD AND OTHER METALS; CURRENCY FLUCTUATIONS; POLITICAL, OPERATIONAL, AND GOVERNMENTAL APPROVAL AND REGULATION RISKS IN CHINA. FOR A MORE DETAILED DISCUSSION OF SUCH RISKS AND OTHER FACTORS, PLEASE SEE "RISK FACTORS" IN OUR FORM 10-K FOR OUR MOST RECENTLY COMPLETED FISCAL YEAR, ON FILE WITH THE SEC AT WWW.SEC.GOV. THIS DOCUMENT ALSO CONTAINS INFORMATION ABOUT ADJACENT PROPERTIES ON WHICH MAGNUS HAS NO RIGHTS TO EXPLORE OR MINE. INVESTORS ARE CAUTIONED THAT MINERAL DEPOSITS ON ADJACENT PROPERTIES ARE NOT NECESSARILY INDICATIVE OF MINERAL DEPOSITS ON MAGNUS' PROPERTIES.